Exhibit 21

SUBSIDIARIES



The company has a wholly owned subsidiary, Major Wireless Communications Inc., incorporated under the laws of the Province of British Columbia, Canada the 9th day of October, 1996 under no. 0528772. Major Wireless is presently applying to change its name to WaveRider Communications (Canada) Inc.

Major Wireless Communications Inc. has a wholly owned subsidiary, Jetstream Internet Services Inc., incorporated under the laws of the Province of British Columbia, Canada the 29th day of July, 1997, under no. 0547668.


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